Exhibit 99.1

FOR IMMEDIATE RELEASE

W&T Offshore Announces Tender Offers for 8.500% Senior Notes due 2019, 9.00%/10.75% Senior Second Lien PIK Toggle Notes due 2020 and 8.50%/10.00% Senior Third Lien PIK Toggle Notes due 2021

HOUSTON, Oct. 3, 2018 /PRNewswire/ — W&T Offshore, Inc. (NYSE: WTI) announced today that it has commenced cash tender offers (each, a “Tender Offer” and collectively, the “Tender Offers”) for any and all of its outstanding 8.500% Senior Notes due 2019 (the “2019 Notes”), 9.00%/10.75% Senior Second Lien PIK Toggle Notes due 2020 (the “2020 Notes”) and 8.50%/10.00% Senior Third Lien PIK Toggle Notes due 2021 (the “2021 Notes” and together with the 2019 Notes and 2020 Notes, the “Notes”).

The Tender Offers are scheduled to expire at 11:59 p.m., New York City time, on October 31, 2018, unless extended or earlier terminated (the “Expiration Time”). Holders who validly tender their Notes before 5:00 p.m., New York City time, on October 17, 2018, unless extended (the “Early Tender Date”), will be eligible to receive the Total Consideration (as defined below). The Tender Offers provide for an early settlement option, so that holders whose Notes are validly tendered and not subsequently validly withdrawn prior to the Early Tender Date and accepted for purchase could receive payment as early as October 18, 2018. Tenders of Notes may be validly withdrawn until the Withdrawal Time (defined below). The following table sets forth the Tender Offer Consideration, the Early Tender Premium (defined below) and the Total Consideration for each $1,000 aggregate principal amount of Notes of each series.

Aggregate Outstanding Principal Amount	Series of Notes	CUSIP/ISIN	Tender Offer Consideration	Early Tender Premium	Total Consideration
$189,829,000	2019 Notes	CUSIP No. 92922PAC0; ISIN No. US92922PAC05	$973.75	$30.00	$1,003.75

$177,513,418	2020 Notes	CUSIP Nos. 92922PAG1 and U85254AD9; ISIN Nos. US92922PAG19 and USU85254AD93	$996.50	$30.00	$1,026.50

$160,851,884	2021 Notes	CUSIP Nos. 92922PAJ5 and U85254AE7;ISIN Nos. US92922PAJ57 and USU85254AE76	$1,016.50	$30.00	$1,046.25

Holders tendering prior to the Early Tender Date will be eligible to receive the “Tender Offer Consideration” and the early tender premium set forth in the table above (the “Early Tender Premium” and with respect to each series of Notes, together with the Tender Offer Consideration, the “Total Consideration”). Holders tendering after the Early Tender Date will be eligible to receive only the “Tender Offer Consideration,” which does not include the Early Tender Premium. Holders whose Notes are purchased in the Tender Offers will also receive accrued and unpaid interest from the most recent interest payment date at the applicable cash interest rate for the Notes to, but not including, the applicable settlement date. Holders who validly tender their Notes before the Early Tender Date will be eligible to receive payment on the initial settlement date, which may be as early as October 18, 2018, and holders tendering after the Early Tender Date and prior to the Expiration Time will be eligible to receive payment on the final settlement date, which is expected to be November 1, 2018.

Tendered Notes may be withdrawn before 5:00 p.m., New York City time, on October 17, 2018 (unless extended, the “Withdrawal Time”), but not thereafter, except under limited circumstances. Any extension, termination or amendment of any of the Tender Offers will be followed as promptly as practicable by a public announcement thereof.

Each Tender Offer is subject to the satisfaction of certain conditions including: (1) consummation of a capital markets debt offering raising proceeds in an amount sufficient, when taken together with cash on hand and borrowings under W&T Offshore’s revolving bank credit facility, to pay the aggregate consideration for all the tendered Notes, plus all fees and expenses incurred in connection with the Tender Offers, including accrued and unpaid interest on such Notes and to repay outstanding term loan indebtedness and (2) certain other customary conditions.

We currently intend to exercise our right to redeem any Notes that remain outstanding after the Tender Offers, although we have no legal obligation to do so.

The complete terms and conditions of the Tender Offers are described in the Offer to Purchase dated October 3, 2018, copies of which may be obtained from D.F. King & Co., Inc., the tender agent and information agent for the Tender Offers, at (800) 207-2872 (US toll free) or, for banks and brokers, (212) 269-5550, or email at wti@dfking.com.

W&T Offshore has engaged Morgan Stanley & Co. LLC to act as the exclusive dealer manager in connection with the Tender Offers. Questions regarding the terms of the Tender Offers may be directed to Morgan Stanley & Co. LLC, Liability Management Group, at (800) 624-1808 (US toll free) and (212) 761-1057 (collect).

None of W&T Offshore, the dealer manager or the tender agent and information agent or their respective affiliates are making any recommendation as to whether or not holders should tender all or any portion of their Notes in the Tender Offers.

This announcement is not an offer to purchase or a solicitation of an offer to purchase with respect to any securities. The Tender Offers are being made solely by the Offer to Purchase dated October 3, 2018. The Tender Offers are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities or other laws of such jurisdiction.

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer with operations offshore in the Gulf of Mexico and has grown through acquisitions, exploration and development. The Company currently has working interests in 48 producing fields in federal and state waters and has under lease approximately 650,000 gross acres, including approximately 440,000 gross acres on the Gulf of Mexico Shelf and approximately 210,000 gross acres in the deepwater. A majority of the company’s daily production is derived from wells it operates.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in W&T Offshore’s Annual Report on Form 10-K for the year ended December 31, 2017 and subsequent Form 10-Q reports found at www.sec.gov or at our website at www.wtoffshore.com under the Investor Relations section. Investors are urged to consider closely the disclosures and risk factors in these reports.

CONTACT:	Dennard Lascar Investor Relations lelliott@dennardlascar.com 713-529-6600 Lisa Elliott	Janet Yang VP & CFO investorrelations@wtoffshore.com 713-624-7326